Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Contango Ore, Inc. on Form S-3 of our report dated March 13, 2024, relating to the financial statements of Peak Gold, LLC as of and for the year ended December 31, 2023, (appearing as an exhibit in the Transition Report on Form 10-KT of Contango Ore, Inc. for the transition period from July 1, 2023 to December 31, 2023) and our report dated June 30, 2023 relating to the financial statements Peak Gold, LLC as of and for the year ended December 31, 2022 (appearing as an exhibit in the Annual Report on Form 10-K of Contango Ore, Inc. for the year ended June 30, 2023), both filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

June 26, 2024